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                                                                    EXHIBIT 11

FRANKLIN FINANCE CORPORATION
COMPUTATION OF NET INCOME PER SHARE

Net income for income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


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


                                                                                     For the period from
                                                          For the Years Ended        December 22,1997
                                                             December 31,            (inception) through
                                                          1999           1998        December 31,1997
                                                          -----------------------------------------------
     INCOME
     Net income                                            $ 2,467,247   $ 2,763,552    $         102,547
     Less: preferred stock dividend requirement              1,800,900     1,801,447               49,340
                                                          -----------------------------------------------
     Net income applicable to common stock                 $   666,347   $   962,105    $          53,207
                                                          ===============================================


     SHARES
     Weighted average number of common shares                   22,077        22,077               22,077

     NET INCOME PER SHARE                                  $     30.18   $     43.58    $            2.41

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